Exhibit 21
LIST OF OFFICE DEPOT INC.’S SIGNIFICANT SUBSIDIARIES

Name	Jurisdiction of Incorporation

Eastman Office Supplies, Inc.	Delaware
Office Depot of Texas, L.P.	Delaware
The Office Club, Inc.	California
Office Depot Overseas Limited (1)	Bermuda
Office Depot International (UK) Limited	United Kingdom
Office Depot (Operations) Holdings BV	Netherlands
Office Depot International BV	Netherlands

(1)	Includes 99 subsidiaries in the same line of business, including Office Depot International (UK) Limited, Office Depot (Operations) Holdings BV and Office Depot International BV.

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